EXHIBIT 99.1
Doral Financial Corporation Reports Financial Results
for the Fourth Quarter and Year Ended December 31, 2009
Reports Net Income of $3.7 million for the Quarter Ended December 31, 2009, the Third Consecutive Quarter of Net Income
Capital Exceeds Well Capitalized Benchmarks
SAN JUAN, Puerto Rico — February 2, 2010 — Doral Financial Corporation (NYSE:DRL) (“Doral” or the “Company”), the holding company of Doral Bank, a leading community bank based in Puerto Rico, and Doral Bank FSB in New York City, reported net income of $3.7 million for the quarter ended December 31, 2009, compared with net income of $13.2 million for the quarter ended September 30, 2009 and a net loss of $315.8 million for the quarter ended December 31, 2008. For the year ended December 31, 2009, the Company reported a net loss of $21.1 million compared to a net loss of $318.3 million for the same period in 2008.
The Company reported net loss attributable to common shareholders and diluted loss per share of $16.9 million and $0.29, respectively, for the fourth quarter of 2009 compared to net income attributable to common shareholders and diluted income per share of $10.0 million and $0.17, respectively, for the third quarter of 2009, and net loss attributable to common shareholders and diluted loss per share of $324.2 million and $6.02, respectively for the fourth quarter of 2008. The conversion of preferred stock to common stock in the fourth quarter of 2009 reduced income attributable to common shareholders by $18.0 million, but increased common equity by $52.2 million and had no effect on total equity. The Company reported net loss attributable to common shareholders and diluted loss per share of $45.6 million and $0.81, respectively for the year ended December 31, 2009 compared to $351.6 million and $6.53, respectively for the year ended December 31, 2008.
“After reporting three consecutive positive quarters, we have demonstrated a more stable performance in a difficult economic environment. As we expect the economic challenges to continue, we will remain focused on improving operating fundamentals, providing solutions to our customers and improving the quality of life in our communities,” said Glen Wakeman, CEO and President of Doral Financial Corporation.
•	The fourth quarter 2009 net income of $3.7 million was the result of the following:
o	Net interest income of $45.9 million.

o	Provision for loan losses of $15.0 million.

o	Gain on sale of securities of $29.1 million.

o	Other-than-temporary impairment (“OTTI”) of $13.5 million.

o	Other non-interest income, excluding securities gains and OTTI, of $24.0 million.

o	Operating expenses of $68.6 million.

o	Income tax benefit of $1.9 million.
•	Other notable matters include:
o	Preferred stock exchange settled during the fourth quarter of 2009 resulting in an increase in common equity of $52.2 million for the quarter and an increase in book value per share of $0.84. Combined with the preferred stock exchange that settled in the second quarter of 2009, common equity increased $152.8 million and book value increased $2.47 per share, resulting from a decrease in preferred stock of $157.8 million and a cash payment of $5.0 million.

o	Retail deposits increased $240.1 million over December 2008 to $2.0 billion.

o	Net loans receivable increased $255.3 million over December 2008 to $5.4 billion primarily as a result of approximately $204.2 million originated by the middle market syndicated lending unit organized during the third quarter of the year. This U.S. mainland based unit participates in senior credit facilities in the syndicated leverage loan market.
FINANCIAL HIGHLIGHTS
•	Net income for the quarter ended December 31, 2009 totaled $3.7 million, compared to net income of $13.2 million for the third quarter of 2009 and a net loss of $315.8 million for the comparable 2008 period.
•	Net loss/income attributable to common shareholders and diluted loss/income per share were as follows for the periods indicated:
o	Fourth quarter 2009 — Net loss to common shareholders of $16.9 million, diluted loss per share of $0.29

o	Third quarter 2009 — Net income to common shareholders of $10.0 million, diluted earnings per share of $0.17

o	Fourth quarter 2008 — Net loss to common shareholders of $324.2 million, diluted loss per share of $6.02

o	Full year 2009 — Net loss to common shareholders of $45.6 million, diluted loss per share of $0.81

o	Full year 2008 — Net loss to common shareholders $351.6 million, diluted loss per share of $6.53
•	The fourth quarter 2009 net loss attributable to common shareholders of $16.9 million was affected by a non-cash charge of $18.0 million to retained earnings pursuant to the accounting for the $52.2 million preferred to common conversion, which increased paid in capital by $18.0 million, and the accrual for cumulative preferred dividends of $2.6 million. For the year ended December 31, 2009, the net loss attributable to common shareholders resulted from the preferred stock exchanges settled during the year which generated a non-cash charge of $8.6 million to retained earnings, and increased paid in capital by $8.6 million, and the accrual for preferred stock dividends of $15.8 million.

•	Net interest income for the fourth quarter of 2009 was $45.9 million, an increase of $2.2 million compared to the third quarter of 2009, and an increase of $3.3 million compared to the fourth quarter of 2008. Net interest margin was at 1.87% for the quarter ended December 31, 2009, flat when compared to the third quarter of 2009 and an increase of 12 basis points compared to the fourth quarter of 2008.
•	Provision for loan and lease losses for the fourth quarter of 2009 was $15.0 million, an increase of $10.1 million over the third quarter 2009 provision, and a decrease of $11.2 million over the provision recorded for the fourth quarter of 2008.
•	Non-interest income of $39.6 million for the fourth quarter of 2009 increased $12.7 million and $14.3 million compared to non-interest income for the third quarter of 2009 and the fourth quarter of 2008, respectively. Non-interest income for the fourth quarter of 2009 was driven by a gain on sale of securities of $29.1 million as a result of the sale of $620.1 million of investment securities during the fourth quarter, and was partially offset by an OTTI charge of $13.5 million.
•	Non-interest expense of $68.6 million for the fourth quarter of 2009, increased $9.3 million and decreased $9.2 million from expenses for the quarters ended September 30, 2009 and December 31, 2008, respectively. Higher expenses in the fourth quarter of 2009 were due to higher provisions for losses on OREO properties and higher charges for professional services. The decrease in expense compared to the fourth quarter of 2008 was driven by a provision of $21.6 million established in 2008 for a claim receivable related to the termination of certain agreements with Lehman Brothers partially offset by increases during the fourth quarter of 2009 in FDIC insurance expense, charges for losses on OREO properties and professional services.
•	Fourth quarter 2009 reflected an income tax benefit of $1.9 million compared with a $6.9 million income tax benefit in the third quarter of 2009 and an income tax expense of $279.8 million for the fourth quarter of 2008. The third quarter of 2009 tax benefits were driven by the reversal of a valuation allowance on the deferred tax asset pursuant to an agreement with the Puerto Rico Treasury Department, and the resolution of the tax treatment of certain intercompany transactions. In 2008 the tax expense resulted largely from establishing a valuation allowance on the Company’s deferred tax assets.
•	Doral Financial’s loan production for the fourth quarter of 2009 was $364.9 million, up from $248.5 million for the third quarter of 2009, and $253.9 million for the fourth quarter of 2008. The increase in loan production during the fourth quarter of 2009 was partially due to approximately $162.7 million of loan production from the Company’s new middle market syndicated lending unit which was organized during the third quarter of 2009 and is engaged in purchasing senior credit facilities in the syndicated leverage loan market. These loans are originated by Doral Bank’s U.S. affiliate.
•	Total assets as of December 31, 2009 amounted to $10.2 billion compared to $10.0 billion as of September 30, 2009 and $10.1 billion as of December 31, 2008.

•	Total deposits of $4.6 billion increased $240.2 million, or 5.5%, over deposits of $4.4 billion as of December 31, 2008. The deposit increase resulted from a $240.1 million, or 13.7%, increase in retail deposits.
•	Non-performing loans as of December 31, 2009 were $848.3 million, an increase of $31.6 million from September 30, 2009 and an increase of $130.6 million from December 31, 2008. $20 million of the increase during the fourth quarter of 2009 resulted from a single construction loan in New York City. The ratio of the allowance for loan and lease losses to total loans receivable as of December 31, 2009 was 2.55%, down 13 basis points from 2.68% as of September 30, 2009 and up 4 basis points from 2.51% as of December 31, 2008.
•	The Company’s capital ratios continue to exceed the published well-capitalized standards established by the federal banking agencies with an estimated Tier 1 Leverage of 8.43%, estimated Tier 1 Risk-based Capital Ratio of 13.82% and estimated Total Risk-based Capital Ratio of 15.08%. The estimated Leverage, Tier 1 and Total Risk-based Capital Ratios exceeded the well-capitalized standards by $350.8 million, $488.0 million and $317.2 million, respectively.
FOURTH QUARTER PERFORMANCE DISCUSSION
Income Statement
Net Interest Income
The following table presents, for the periods indicated, Doral Financial’s summarized average balance sheet, the total dollar amount of interest income from its average interest-earning assets and the related yields, as well as the interest expense on its average interest-bearing liabilities, expressed in both dollars and rates, and the net interest margin and spread. These tables do not reflect any effect of income taxes. Average balances are based on average daily balances.

Doral Financial and Subsidiaries
Selected Financial Data

	Quarters ended			Year ended
(Dollars in thousands, except share and per share data)	Dec. 2009	Sept. 2009	Dec. 2008	Dec. 2009	Dec. 2008

Selected Income Statement data:
Interest income	$113,790	$113,403	$128,104	$458,265	$524,674
Interest expense	67,932	69,794	85,562	290,638	347,193

Net interest income	45,858	43,609	42,542	167,627	177,481
Provision for loan and lease losses	15,026	4,879	26,178	53,663	48,856

Net interest income after provision for loan and lease losses	30,832	38,730	16,364	113,964	128,625
Non-interest income	39,599	26,888	25,334	87,201	79,529
Non-interest expense	68,570	59,264	77,775	243,786	240,412

Income (loss) before taxes	1,861	6,354	(36,077)	(42,621)	(32,258)
Income tax (benefit) expense	(1,860)	(6,855)	279,770	(21,477)	286,001

Net income (loss)	$3,721	$13,209	$(315,847)	$(21,144)	$(318,259)

Net (loss) income attributable to common shareholders	$(16,865)	$10,000	$(324,172)	$(45,613)	$(351,558)

Net (loss) income per share	$(0.29)	$0.17	$(6.02)	$(0.81)	$(6.53)

Dividends accrued on preferred stock	$2,589	$3,209	$8,325	$15,841	$33,299
Preferred stock exchange inducement	$17,997	$—	$—	$8,628	$—
Preferred shares outstanding at end of period	7,500,850	7,709,704	9,015,000	7,500,850	9,015,000
Book value per common share	7.41	7.14	6.17	7.41	6.17
Weighted average common shares outstanding	58,605,366	57,764,002	53,810,110	56,232,026	53,810,110
Common share outstanding at end of period	62,064,303	57,764,002	53,810,110	62,064,303	53,810,110

Selected Balance Sheet Data:
Total loans, net	$5,695,964	$5,565,902	$5,506,303	$5,695,964	$5,506,303
Allowance for loan and lease losses	140,774	142,089	132,020	140,774	132,020
Total investment securities	2,963,188	3,550,760	3,798,966	2,963,188	3,798,966
Servicing assets, net	118,493	116,958	114,396	118,493	114,396
Total assets	10,231,952	10,023,676	10,138,867	10,231,952	10,138,867
Deposits	4,643,021	4,215,314	4,402,772	4,643,021	4,402,772
Borrowings	4,470,056	4,590,265	4,526,091	4,470,056	4,526,091
Total liabilities	9,356,908	9,143,556	9,233,696	9,356,908	9,233,696
Preferred equity	415,428	467,641	573,250	415,428	573,250
Common equity	459,616	412,479	331,921	459,616	331,921
Total stockholders’ equity	875,044	880,120	905,171	875,044	905,171
Selected Average Balance Sheet Data:
Total loans, net	5,786,747	5,671,294	5,629,135	5,680,428	5,566,644
Total investment securities	3,239,532	3,210,929	3,634,568	3,381,446	3,325,813
Interest earning assets	9,745,969	9,260,630	9,654,886	9,515,945	9,422,614
Total assets	10,279,057	9,816,670	10,556,246	10,066,305	10,263,563
Deposits	4,393,247	4,180,804	4,479,627	4,206,210	4,257,897
Borrowings	4,604,515	4,379,885	4,428,938	4,578,019	4,342,235
Interest bearing liabilities	8,746,786	8,325,996	8,651,050	8,539,622	8,345,566
Preferred equity	457,426	467,641	573,250	511,650	573,250
Common equity	435,791	377,211	598,908	355,014	668,224
Total stockholders’ equity	893,217	844,852	1,172,158	866,664	1,241,474
Selected Financial Ratios:
Performance:
Net interest margin	1.87%	1.87%	1.75%	1.76%	1.88%
Return on average assets	0.14%	0.53%	-11.90%	-0.21%	-3.10%
Return on average common equilty	-15.35%	10.52%	-215.33%	-12.85%	-52.61%
Efficiency ratio	98.19%	79.30%	77.78%	97.61%	83.93%
Capital:
Leverage ratio	8.43%	8.46%	7.59%	8.43%	7.59%
Tier 1 risk-based capital ratio	13.82%	13.53%	13.80%	13.82%	13.80%
Total risk-based capital ratio	15.08%	15.34%	17.07%	15.08%	17.07%
Asset quality:
Non-performing loans	848,279	816,684	717,674	848,279	717,674
Non-performing assets	942,599	909,933	779,205	942,599	779,205
Allowance for loan and lease losses to period-end loans receivable	2.55%	2.68%	2.51%	2.55%	2.51%
Allowance for loan and lease losses to non-performing loans (excluding NPLs held for sale)	16.70%	17.49%	18.55%	16.70%	18.55%
Non-performing loans to total loans (excluding GNMA defaulted loans)	14.86%	14.87%	13.11%	14.86%	13.11%
Other Non-GAAP Ratios:
Tier 1 common equity to risk-weighted assets (1)	7.16%	6.45%	6.00%	7.16%	6.00%

(1)	Refer to section on Non-Gaap Financial Measures for further details on this ratio.

Doral Financial and Subsidiaries
Quarter to Date Average Balance Sheet and Summary of Net Interest Income

	December 31, 2009			September 30, 2009			December 31, 2008
	Average		Average	Average		Average	Average		Average
(Dollars in thousands)	Balance	Interest	Rate*	Balance	Interest	Rate*	Balance	Interest	Rate*

Loans[1]	$5,786,747	$79,898	5.48%	$5,671,294	$78,653	5.50%	$5,629,135	$84,284	5.96%
Mortgage-backed securities	3,076,831	29,369	3.79%	2,963,276	30,026	4.02%	3,044,941	34,566	4.52%
Other investment securities	162,701	2,574	6.28%	247,653	2,927	4.69%	589,627	7,958	5.37%
Other interest-earning assets	719,690	1,949	1.07%	378,407	1,797	1.88%	391,183	1,296	1.32%

Total interest-earning assets/interest income	9,745,969	113,790	4.63%	9,260,630	113,403	4.86%	9,654,886	128,104	5.28%

Non-interest earning assets	533,088			556,040			901,360

Total Assets	$10,279,057			$9,816,670			$10,556,246

Deposits	$4,142,271	$27,439	2.63%	$3,946,111	$28,615	2.88%	$4,222,112	$40,617	3.83%
Repurchase agreements	2,142,817	18,229	3.38%	1,840,621	17,770	3.83%	1,951,171	18,026	3.68%
Advances from FHLB	1,620,024	15,168	3.71%	1,557,503	15,778	4.02%	1,679,378	16,902	4.00%
Other short-term borrowings	227,554	143	0.25%	358,348	227	0.25%	149,789	233	0.62%
Loans payable	342,181	1,808	2.10%	350,012	2,226	2.52%	370,710	4,525	4.86%
Notes payable	271,939	5,145	7.51%	273,401	5,178	7.51%	277,890	5,259	7.53%

Total interest-bearing liabilities/interest expense	8,746,786	67,932	3.08%	8,325,996	69,794	3.33%	8,651,050	85,562	3.93%
Non-interest bearing liabilities	639,054			645,822			733,038

Total liabilities	9,385,840			8,971,818			9,384,088
Stockholders’ equity	893,217			844,852			1,172,158

Total liabilities and stockholders’ equity	$10,279,057			$9,816,670			$10,556,246

Net interest income		$45,858			$43,609			$42,542

Interest rate spread			1.55%			1.53%			1.35%
Interest rate margin			1.87%			1.87%			1.75%
Net interest-earning assets ratio			111.42%			111.23%			111.60%

*	Annualized

[1]	Includes the average balance of non-accruing loans and GNMA defaulted loans for which the Company has an unconditional buy-back option.

Fourth Quarter 2009 vs. Third Quarter 2009
Net interest margin was flat at 1.87% compared to the third quarter of 2009. A decrease in the average yield on interest earning assets of 23 basis points was offset by a similar decrease in average cost of interest bearing liabilities of 25 basis points. Net interest income was $45.9 million for the fourth quarter of 2009, an increase of $2.2 million, or 5.2%, over the $43.6 million reported for the third quarter of 2009.
Interest income was $0.4 million higher in the fourth quarter of 2009 compared to the third quarter due to an increase in interest on loans of $1.2 million as a result of an increase in average loans of $115.5 million. The increase in average loans resulted from increases in mortgage loans and in commercial loans. This increase was partially offset by a decrease in interest income from investments of $1.0 million, down as a result of sales of investments during the quarter, and an increase in interest income from other interest earning assets of $0.2 million.
During the fourth quarter of 2009 the Company sold approximately $620.1 million from its securities portfolio as part of its strategy to reduce interest rate risk (both duration and extension risk). As a result of this, interest on investments (excluding interest on IOs which increased $0.2 million) was $1.3 million lower than the third quarter.
Interest expense decreased $1.9 million, or 2.7%, from $69.8 million for the third quarter of 2009 to $67.9 million for the fourth quarter of 2009. A decrease of $1.2 million in interest on deposits was driven by lower pricing on the different products, the rollover of maturing deposits at lower current market rates, and a shift in the composition of the deposit portfolio. In addition, there was a decrease of $0.6 million in interest on advances from the FHLB due to a reduction in interest rates only partially offset by an increase in the average balance of advances outstanding. Interest expense on loans payable also decreased $0.4 million driven primarily by a reduction in rates.
Average interest-earning assets increased $485.3 million from $9.3 billion for the third quarter of 2009 to $9.7 billion for the fourth quarter of 2009, and average interest-bearing liabilities increased $420.8 million to $8.7 billion for the quarter ended December 31, 2009 compared to the third quarter of 2009. The close match in balance sheet management quarter over quarter resulted in the relatively flat net interest margin.
Fourth Quarter 2009 vs. Fourth Quarter 2008
Net interest margin increased 12 basis points to 1.87% for the quarter ended December 31, 2009 from 1.75% for the quarter ended December 31, 2008. Net interest income for the quarter ended December 31, 2009 totaled $45.9 million, compared to $42.5 million for the corresponding 2008 period, an increase of $3.3 million, or 7.8%. The increase in net interest income for fourth quarter of 2009, compared to the corresponding period in 2008, resulted from a reduction in interest expense of $17.6 million partially offset by a decrease in interest income of $14.3 million. A decrease of 85 basis points in the in average cost of interest bearing liabilities was partially offset by a decrease in the average yield on interest earning assets of 65 basis points.
The decrease in interest expense was due to a decrease in interest on deposits of $13.2 million, or 32.4%, driven by lower pricing on the different products, strict adherence to the pricing grids, and a shift in the composition of the portfolio. In addition, there was a decrease of $2.7 million on interest on loans payable primarily tied to floating rate loans, and a decrease of $1.7 million in interest on FHLB advances also due to a decrease in rates.
The decrease in interest income was due to a decrease of $10.6 million in interest on investments due to a reduction in average other investment securities of $426.9 million and in interest income thereon of $5.4 million due to sales, calls and the settlement of the position with Lehman during 2008, the full impact of which was reflected in 2009. Interest on mortgage-backed securities decreased $5.2 million due to the sale of approximately $620.1 million of securities during the fourth quarter of 2009, as well as the sale of approximately $1.4 billion during the second and third quarters of 2009 partially offset by purchases of securities during the year. In addition, there was a decrease of $4.4 million in interest on loans due to the lower rate environment and higher non-performing loans which was partially offset by an increase in average loans of $157.6 million compared to the fourth quarter of 2008.
Average interest-earning assets increased from $9.6 billion for the fourth quarter of 2008 to $9.7 billion for the corresponding 2009 period, while the average interest-bearing liabilities remained relatively flat at $8.7 billion. The increase in leverage, combined with an increase in net interest income, resulted in the improvement of 12 basis points in net interest margin from 1.75% for the fourth quarter of 2008 to 1.87% in the corresponding 2009 period.
Full Year 2009 vs. Full Year 2008
The following table presents, for the periods indicated, Doral Financial’s summarized average balance sheet, the total dollar amount of interest income from its average interest-earning assets and the related yields, as well as the interest expense on its average interest-bearing liabilities, expressed in both dollars and rates, and the net interest margin and spread. These tables do not reflect any effect of income taxes. Average balances are based on average daily balances.

Doral Financial and Subsidiaries
Year to Date Average Balance Sheet and Summary of Net Interest Income

	December 31, 2009			December 31, 2008
			Annualized			Annualized
	Average		Average	Average		Average
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Loans [1]	$5,680,428	$321,384	5.66%	$5,566,644	$342,631	6.16%
Mortgage-backed securities	3,035,780	114,032	3.76%	2,267,801	111,940	4.94%
Other investment securities	345,666	16,376	4.74%	1,058,012	54,764	5.18%
Other interest-earning assets	454,071	6,473	1.43%	530,157	15,339	2.89%

Total interest-earning assets/interest income	9,515,945	458,265	4.82%	9,422,614	524,674	5.57%

Non-interest earning assets	550,360			840,949

Total Assets	$10,066,305			$10,263,563

Deposits	$3,961,603	$125,133	3.16%	$4,003,331	$156,730	3.91%
Repurchase agreements	1,894,329	70,712	3.73%	1,974,732	80,527	4.08%
Advances from FHLB	1,596,087	62,948	3.94%	1,669,975	69,643	4.17%
Other short-term borrowings	459,887	1,212	0.26%	37,652	233	0.62%
Loans payable	353,556	9,881	2.79%	380,772	18,865	4.95%
Notes payable	274,160	20,752	7.57%	279,104	21,195	7.59%

Total interest-bearing liabilities/interest expense	8,539,622	290,638	3.40%	8,345,566	347,193	4.16%
Non-interest bearing liabilities	660,019			676,523

Total liabilities	9,199,641			9,022,089
Stockholders’ equity	866,664			1,241,474

Total liabilities and stockholders’ equity	$10,066,305			$10,263,563

Net interest income		$167,627			$177,481

Interest rate spread			1.42%			1.41%
Interest rate margin			1.76%			1.88%
Net interest-earning assets ratio			111.43%			112.91%

[1]	Includes the average balance of non-accruing loans and GNMA defaulted loans for which the Company has an unconditional buy-back option.
The decrease of $9.9 million, or 5.6%, in net interest income for the year ended December 31, 2009 compared to the same period in 2008 resulted from a reduction in interest income of $66.4 million, partially offset by a reduction in interest expense of $56.6 million. A decrease of 75 basis points in the average yield on interest earning assets was offset by a decrease of 76 basis points in the average cost of interest bearing liabilities. An increase in average interest bearing liabilities of $194.1 million was partially offset by an increase in average interest earning assets of $93.3 million. As a result, net interest margin decreased 12 basis points from 1.88% for the year ended December 31, 2008 to 1.76% for the year ended December 31, 2009.
The reduction in interest income was principally related to:
•	A reduction of $38.4 million in interest income on other investment securities was primarily due to a reduction in the average balance of other investment securities of $712.3 million as a result of sales, calls and the settlement of the position with Lehman during 2008 the full impact of which was reflected in 2009. Interest on mortgage-backed securities increased $2.1 million and was impacted by the sale of approximately $2.0 billion of investment securities during the year for the purpose of increasing interest margins in the first six months and reducing the Company’s interest rate exposure in the latter part of the year. These transactions resulted in an increase in the average balance of mortgage-backed securities of $768.0 million.

•	A decrease in interest on loans of $21.2 million compared to December 2008 primarily related to the lower interest rate environment and an increase in non-performing loans in the Company’s loan portfolio. The average interest rate on loans decreased 50 basis points for the year ended December 31, 2009 compared to the same period in 2008, while non-performing loans increased by $130.6 million during 2009.
•	A decrease of $8.9 million on interest income on other interest earning assets was due to a net decrease of $76.1 million in the average balance of other interest-earning assets.
The reduction in interest expense was related to:
•	A decrease of $31.6 million in interest on deposits driven by the rollover of maturing brokered CDs at lower current market rates even though the Company lengthened maturities, as well as shifts in the composition of the Company’s retail deposits and the general decline in interest rates. A reduction of $41.7 million in the average balance of deposits during 2009, combined with the decrease in the interest expense thereon resulted in a decrease in the average cost of deposits during 2009 of 75 basis points compared to the corresponding 2008 period.
•	A decrease of $9.8 million in the interest on securities sold under agreements to repurchase was mainly driven by the general decline in interest rates that resulted in a reduction of 35 basis points in the average interest cost during 2009.
•	A reduction of $6.7 million in the interest on advances from FHLB resulted primarily from the general decline in interest rates that allowed the Company to maintain its balance of advances at lower fixed rates. While the average balance of advances from the FHLB decreased $73.9 million during 2009, the average interest rate decreased by 23 basis points for the year ended December 31, 2009.
•	An increase of $1.0 million in interest on short-term borrowings is directly related to the increase of $0.4 billion in the average balance of short-term borrowings during 2009 compared to the previous year.
•	A decrease of $9.0 million in interest on loans payable due to a reduction in the average balance of loans payable of $27.2 million as a result of repayment of loans and a decrease of 216 basis points in the average cost of loans payable since most of these loans are floating rate notes indexed to the 3-month LIBOR.

Credit Quality and the Allowance for Loan and Lease Losses
Doral Financial has experienced worsening delinquencies in a number of its loan categories as a result of a Puerto Rico economy that has been in recession over the reporting periods. The Company has reflected the credit quality deterioration in its loan loss provisions, considering the increased levels of delinquencies and severity of loss on disposition of collateral and increased risk of future delinquencies.
The following table summarizes key credit quality information for the periods indicated:
Doral Financial and Subsidiaries
Loan Data

	For the years ended
	December 31, 2009					December 31, 2008
	Loans			ALLL as a		Loans			ALLL as a
	Receivable			% of Loan	ALLL as a	Receivable			% of Loan	ALLL as a
(in thousands)	Balance	NPLs*	ALLL	Balance	% of NPLs	Balance	NPLs*	ALLL	Balance	% of NPLs

Residential mortgage loans	$3,827,269	$403,070	$51,814	1.4%	12.9%	$3,620,250	$346,579	$33,026	0.9%	9.5%
Construction loans[1]	451,540	273,581	44,626	9.9%	16.3%	504,771	215,080	45,159	8.9%	21.0%
Commercial real estate loans[1]	738,838	130,156	21,883	3.0%	16.8%	755,430	116,841	27,076	3.6%	23.2%
Commercial non-real estate	311,258	933	4,281	1.4%	458.8%	136,241	1,751	4,290	3.1%	245.0%
Land secured[1]	100,371	33,373	9,832	9.8%	29.5%	118,774	29,613	13,193	11.1%	44.6%
Consumer	70,580	519	6,955	9.9%	1340.1%	90,068	685	7,964	8.8%	1162.6%
Lease financing	12,702	1,091	1,383	10.9%	126.8%	20,939	1,053	1,312	6.3%	124.6%
Loans on savings deposits	3,250	—	—	0.0%	na	5,240	—	—	0.0%	na

Total	$5,515,808	$842,723	$140,774	2.6%	16.7%	$5,251,713	$711,602	$132,020	2.5%	18.6%

[1]	As of December 31, 2009 the cumulative charge-offs on construction, land and commercial real estate loans still in portfolio was $27.5 million, $4.9 million and $6.5 million, respectively.

*	Excludes non-performing loans classified as held for sale.

The following table summarizes the changes in the allowance for loan and lease losses for the periods indicated:
Doral Financial and Subsidiaries
Allowance for Loan and Lease Losses

	Quarters ended			Years ended
(in thousands)	Dec. 2009	Sept. 2009	Dec. 2008	Dec. 2009	Dec. 2008

Balance at beginning of period	$142,089	$146,769	$123,143	$132,020	$124,733
Provision for loan and lease losses	15,026	4,879	26,178	53,663	48,856
Total loans charged off	(17,726)	(10,388)	(17,415)	(47,531)	(42,580)
Total recoveries of loans previously charged off	1,385	829	114	2,622	1,011

Net charge-offs	(16,341)	(9,559)	(17,301)	(44,909)	(41,569)

Balance at end of period	$140,774	$142,089	$132,020	$140,774	$132,020

Allowance for loan and lease losses to period-end loans receivable	2.55%	2.68%	2.51%	2.55%	2.51%
Recoveries to charge-offs	7.81%	7.98%	0.65%	5.52%	2.37%
Net charge-offs to average loans (quarter ratios annualized)	1.21%	0.72%	1.31%	0.85%	0.80%
Provision to Net Charge offs	91.95%	51.04%	151.31%	119.49%	117.53%
As of December 31, 2009 the Company’s allowance for loan and lease losses was $140.8 million, down $1.3 million from $142.1 million as of September 30, 2009 and up $8.8 million from December 31, 2008. The reduction in the allowance during the fourth quarter was driven by charge-offs totaling $12.8 million related to two large construction loans for which provisions had been recorded in previous periods. The allowance for loan and lease losses was 2.55% of period-end loans receivable at December 31, 2009, compared with 2.68% as of September 30, 2009 and 2.51% at December 31, 2008.
During 2009, the Company’s total non-performing loans and total allowance for loan and lease losses increased by $130.6 million and $8.8 million, respectively. Mortgage lending is the Company’s principal line of business and has historically reflected significant recoveries and low levels of losses. The mortgage loan portfolio increased by $207.0 million during 2009. Nevertheless, due to current economic conditions in Puerto Rico, and increases in non-performing loans and loss severities in this portfolio, the Company has increased its allowance during 2009.
The construction loan portfolio continued to decrease, consistent with the Company’s strategy to exit the construction business in 2006. Construction non-performing loans increased $58.5 million during 2009, driven by deterioration in Puerto Rico economic trends. $20 million of the fourth quarter 2009 increase in non-performing loans resulted from one large loan related to the Company’s mainland portfolio. During 2009, the Company recorded loan loss provisions of $17.2 million to reflect the loan quality deterioration, partially related to loans determined to be impaired during 2009. The allowance on this portfolio decreased $0.5 million during 2009 due to the decrease in the balance of loans outstanding and to the charge-off of the portion of loans determined to be uncollectible and for which provisions of $17.8 million had been recorded.
The commercial real estate loan portfolio decreased during 2009 since the Company is not actively lending in this line of business. Non-performing loans increased $12.8 million in 2009 as a result of the deterioration in economic conditions in Puerto Rico. The allowance for loan losses decreased $5.2 million for this portfolio during 2009 due to net charge-offs of $4.6 million and the recovery of provision expenses resulting from a refinement of estimates that management believes better reflect the incurred losses of the portfolio, partially offset by increased provisions partially related to loans determined to be impaired in 2009. The commercial non-real estate portfolio increased primarily as a result of the launch of the middle market syndicated lending unit in the second half of 2009.
The consumer and lease financing portfolios continued to decrease consistent with the Company’s exit strategy for these business lines. Non-performing loans are stable and the allowance has decreased in the consumer portfolio as non-performing loan balances are charged off.
In total for the year, the balance of non-performing loans outstanding increased $130.6 million, and the Company provided $53.7 million for loan losses. In addition, the Company charged-off loan balances of $44.9 million, resulting in a net increase in the allowance for loan and lease losses of $8.8 million. The allowance for loan and lease losses for the construction loans and commercial real estate portfolios decreased by $0.5 million and $5.2 million, respectively, as the rate of identified portfolio deterioration reflected in the provision, partially related to loans determined to be impaired in 2009, was less than the losses confirmed and recognized or charged-off during the year.
Provision and Allowance for Loan and Lease Losses
The following table summarizes the effect of provisions and recoveries on the allowance for loan and lease losses by portfolio for the quarters indicated:
Doral Financial and Subsidiaries
Allowance for Loan and Lease Losses

	For the quarters ended
(in thousands)	December 31, 2009				September 30,2009				December 31, 2008
											Net
	Beginning		Net Charge-	Ending	Beginning		Net Charge	Ending	Beginning		Charge-	Ending
	Balance	Provisions	offs	Balance	Balance	Provisions	offs	Balance	Balance	Provisions	offs	Balance

Residential mortgage loans	$49,150	$4,090	$(1,426)	$51,814	$42,728	$7,232	$(810)	$49,150	$30,620	$2,996	$(590)	$33,026
Construction loans	47,631	7,337	(10,342)	44,626	50,657	(1,168)	(1,858)	47,631	46,514	8,156	(9,511)	45,159
Commercial real estate loans	20,728	704	451	21,883	27,999	(4,196)	(3,075)	20,728	21,547	10,286	(4,757)	27,076
Commercial non-real estate	3,014	2,485	(1,218)	4,281	3,162	656	(804)	3,014	2,779	1,667	(156)	4,290
Land secured	12,762	(1,025)	(1,905)	9,832	13,190	(428)	—	12,762	13,088	105	—	13,193
Consumer	7,469	1,237	(1,751)	6,955	7,559	2,605	(2,695)	7,469	7,524	2,563	(2,123)	7,964
Lease financing	1,335	198	(150)	1,383	1,474	178	(317)	1,335	1,071	405	(164)	1,312

Total	$142,089	$15,026	$(16,341)	$140,774	$146,769	$4,879	$(9,559)	$142,089	$123,143	$26,178	$(17,301)	$132,020

The following table summarizes the effect of provisions and recoveries on the allowance for loan and leases losses by portfolio for the years indicated:
Doral Financial and Subsidiaries
Allowance for Loan and Lease Losses

	For the years ended
(in thousands)	December 31, 2009				December 31, 2008
			Net				Net
	Beginning		Charge-	Ending	Beginning		Charge-	Ending
	Balance	Provisions	offs	Balance	Balance	Provisions	offs	Balance

Residential mortgage loans	$33,026	$23,241	$(4,453)	$51,814	$21,064	$13,968	$(2,006)	$33,026
Construction loans	45,159	17,221	(17,754)	44,626	56,766	10,142	(21,749)	45,159
Commercial real estate loans	27,076	(560)	(4,633)	21,883	23,399	12,235	(8,558)	27,076
Commercial non-real estate	4,290	5,967	(5,976)	4,281	3,068	2,383	(1,161)	4,290
Land secured	13,193	(1,456)	(1,905)	9,832	11,772	1,421	—	13,193
Consumer	7,964	8,473	(9,482)	6,955	7,161	8,101	(7,298)	7,964
Lease financing	1,312	777	(706)	1,383	1,503	606	(797)	1,312

Total	$132,020	$53,663	$(44,909)	$140,774	$124,733	$48,856	$(41,569)	$132,020

Doral Financial’s fourth quarter 2009 provision for loan and lease losses of $15.0 million was up $10.1 million from September 2009 due to the following:
•	An increase in the construction loan provision of $8.5 million due to adverse developments in several large loans which drove an increase in the individual impairment measurements.
•	An increase in the commercial real estate loan provision of $4.9 million due to impairment of a large commercial loan, revision of roll rates and higher charge-offs.
•	An increase in the commercial non-real estate loan provision of $1.8 million related primarily to additional reserves established on the new syndicated loan portfolio.
•	A decrease in the residential mortgage loan provision of $3.1 million due to updated roll rates that resulted in higher provision during the third quarter that did not recur in the fourth quarter. During the third quarter of 2009 there was deterioration in delinquency and probabilities of default. In the fourth quarter, early stage delinquency (loans 31 to 89 days past due) decreased $22.5 million and was only partially offset by an increase in late stage delinquencies of $22.8 million. In addition, the Company launched a payment reducing loss mitigation tool during the second quarter of the year (Special Repayment Plan or “SRP”) which resulted in an impairment charge of $1.0 million in the fourth quarter of the year compared to $2.2 million in the third quarter, due to the lower volume of restructurings under this plan.
•	A decrease in the consumer loan provision of $1.4 million due to lower delinquencies as the portfolio continues to pay-down.
The provision for loan and lease losses reflected a decrease of $11.2 million compared to the fourth quarter of 2008 due to the high level of provisions established in the fourth quarter of 2008 reflecting the credit quality deterioration experienced in that period.

For the year ended December 31, 2009, the provision for loan and lease losses increased $4.8 million to $53.7 million from $48.9 million for the year ended December 31, 2008. For 2009, the provision of all portfolios increased except for the provision for the commercial real estate loan portfolio which is the portfolio where a higher provision was established at the end of 2008. The level of the provision in 2009 was largely driven by higher delinquencies (primarily in the construction, residential mortgage and commercial loan portfolios) during the period and continued deterioration in the Puerto Rico economy.
Perhaps the sector of the economy most affecting Doral Financial, directly and indirectly, is the sale of new home construction in Puerto Rico. For the year ended December 31, 2009, the market absorption of new construction homes decreased significantly, principally due to the termination of the tax incentive provided by Law 197 late in the fourth quarter of 2008. This circumstance required modifications in absorption estimates, resulting in higher loan loss provisions. Furthermore, the slowdown in new construction has resulted in lost jobs, which has further increased mortgage and commercial loan delinquencies as the overall level of economic activity declines. The Company expects that absorption will continue to be at low levels due to the current economic environment.
In optimizing its recovery of non-performing construction loans, as of December 31, 2009, management has determined to foreclose approximately 20 non-performing residential development properties with an outstanding balance of approximately $125.8 million in order to accelerate sales of the individual units. Most of these projects are in a mature stage of the development with approximately 85% complete or close to completion. Accordingly, impairment of these loans and determination of required loan loss reserves was measured based on the fair value of the collateral. Management continues to evaluate the best course of action to optimize loan recoveries on all non-performing properties, and will regularly assess all projects in choosing its course of action.
The provisions for loan and lease losses were partially offset by net charge-offs of $44.9 million, the net of which resulted in an increase in the allowance for loan and lease losses of $8.8 million for the year ended December 31, 2009.

Non-Performing Assets
Doral Financial and Subsidiaries
Non-performing assets

	Quarters ended
(Dollars in thousands)	Dec. 2009	Sep. 2009	June 2009	Dec. 2008

Non-performing loans:
Residential mortgage loans — held for sale	$4,901	$4,088	$4,929	$4,942
Residential mortgage loans — held for investment	403,070	381,075	377,177	346,579

Total non-performing residential mortgage loans	407,971	385,163	382,106	351,521

Other lending activities:
Construction loans	273,581	257,728	264,643	215,080
Commercial real estate loans	130,156	131,561	116,490	116,841
Commercial real estate loans — held for sale	655	63	1,113	1,130
Commercial non-real estate loans	933	2,062	1,852	1,751
Land loans	33,373	38,321	37,891	29,613
Consumer loans	519	588	518	685
Lease financing receivable	1,091	1,198	1,066	1,053

Total non-performing other lending activities	440,308	431,521	423,573	366,153

Total non-performing loans	848,279	816,684	805,679	717,674

OREO	94,219	93,145	83,964	61,340
Repossessed assets	101	104	145	191

Total non-performing assets	$942,599	$909,933	$889,788	$779,205

Loans past due 90 days or more and still accruing
Consumer loans	$2,137	$2,713	$3,129	$2,603
Commercial non-real estate loans	1,245	1,091	1,196	1,428
Construction loans	—	—	—	—
Government guaranteed Residential mortgage loans	105,520	na	na	na

Total loans past due 90 days or more and still accruing	$108,902	$3,804	$4,325	$4,031

Non-performing assets increased $32.7 million to $942.6 million, or 3.6%, in the fourth quarter of 2009, compared to September 30, 2009. Non-performing residential mortgage loans increased $22.8 million, or 5.9%, in the period while combined the remaining portfolios increased $8.8 million, or 2.0%. Also, in the fourth quarter, residential mortgage loans delinquent 31 to 89 days past due declined $22.5 million
Non-performing assets, including non-performing loans previously discussed, increased by $163.4 million, or 21%, as of December 31, 2009 compared to December 31, 2008. The growth in non-performing assets was mainly driven by increases in the construction and residential mortgage loan portfolios as a direct consequence of depressed condition of the Puerto Rico housing market and overall macro economic trends in Puerto Rico.
Non-performing residential mortgage loans increased by $56.5 million, or 16.1%, at December 31, 2009 when compared to December 31, 2008. The increase in delinquency is mostly attributable to economic stress being experienced by borrowers during the year ended December 31, 2009.

Macroeconomic pressure has significantly affected both early stage delinquency and cures from later delinquency segments.
As of December 31, 2009 OREO reached $94.2 million, an increase of $32.9 million compared to December 31, 2008. The Company sold 403 OREO units in 2009 compared to 336 units sold in 2008. During 2009, Doral improved its foreclosure functions resulting in shorter foreclosure periods, and units are entering the OREO portfolio at faster rates than in previous years.
Loans included under the caption “Loans past due 90 days or more and still accruing”, include loans that are (1) well-secured and in the process of collection, or (2) are exempt under regulatory rules from being classified as non-accrual. In November 2009, the Company placed in accrual status all FHA guaranteed loans until 300 days delinquent because the principal balance of these loans is insured or guaranteed under applicable FHA programs and interest is, in most cases, fully recovered in foreclosure proceedings. In addition, the bank repurchased $118.3 million of delinquent FHA guaranteed loans in December 2009.
The Doral Financial mortgage portfolio consists predominately of conventional 30 and 15 year amortizing fixed rate loans, and does not include significant amounts of adjustable interest rate, negative amortization, or other exotic loan features that are more common in certain other parts of the United States.
Doral Financial mitigates loan defaults on its construction and commercial portfolios through its Loan Workout function. The function’s main objectives are avoiding defaults and minimizing losses upon default of relatively large credit relationships. The group utilizes relationship officers, collection specialists, attorneys and has contracted with third party service providers to supplement its internal resources. In the case of residential construction projects, the workout function monitors project specifics, such as project management and marketing, as deemed necessary. With respect to residential mortgages, the Company has developed collection and loss mitigation strategies designed to keep people in their homes and minimize defaults and launched a new program during 2009 titled Special Repayment Plan.
The Company also engages in the restructuring and/or modifications of the debt of borrowers, who are delinquent due to economic or legal reasons if the Company determines that it is in the best interest for both the Company and the borrower to do so. In some cases, due to the nature of the borrower’s financial condition, the restructure or loan modification fits the definition of Troubled Debt Restructuring.

Non-Interest Income
Doral Financial and Subsidiaries
Non-interest Income

	Quarters ended			Years ended
(in thousands)	Dec. 2009	Sept. 2009	Dec. 2008	Dec. 2009	Dec. 2008

Net other-than-temporary impairment losses	$(13,472)	$(7,310)	$—	$(27,577)	$(920)

Net gain on mortgage loan sales and fees	2,092	2,637	2,968	9,746	13,112

Net gain loss on securities held for trading	1,673	661	295	4,117	724
(Loss) gain on IO valuation	(1,123)	3,896	5,639	2,780	5,649
Gain (loss) on MSR economic hedge	2,113	3,405	25,454	(8,678)	27,551
Gain (loss) on derivatives	614	(1,490)	(3,057)	(1,594)	(3,943)

Net gain (loss) on securities held for trading	3,277	6,472	28,331	(3,375)	29,981

Net gain (loss) on investment securities	29,095	1,024	—	34,916	(3,979)

Servicing income	6,834	9,651	9,146	32,468	34,942
Mark-to market adjustment of MSR	(632)	2,299	(27,194)	(3,131)	(42,642)

Total servicing income	6,202	11,950	(18,048)	29,337	(7,700)

Retail banking fees	7,392	7,487	7,549	29,088	28,060
Insurance agency commissions	2,611	2,381	2,404	9,879	10,550
Other income	2,402	2,247	2,130	5,187	10,425

Total commissions, fees and other income	12,405	12,115	12,083	44,154	49,035

Total non-interest income	$39,599	$26,888	$25,334	$87,201	$79,529

Fourth Quarter 2009 vs. Third Quarter 2009
Non-interest income of $39.6 million was up $12.7 million, or 47.3%, over the third quarter of 2009. Significant variances in non-interest income for the quarter ended December 31, 2009 compared to the quarter ended September 30, 2009 were as follows:
•	A net gain on investment securities of $29.1 million resulting from the sale of approximately $0.6 billion of mortgage-backed securities, primarily pass through mortgage backed securities.
•	An OTTI loss totaling $13.5 million was recognized on six of the Company’s non-agency CMOs, with an aggregate amortized cost of $244.3 million as of December 31, 2009. Two of these securities were P.R. non-agency CMO’s with an amortized cost of $9.2 million and a recognized credit loss of approximately $77,000 for the quarter. The additional four securities with OTTI were U.S. non-agency CMOs with an amortized cost of $235.1 million and a recognized credit loss of $13.4 million for the quarter. OTTI loss for the quarter ending September 30, 2009 was $7.3 million.
•	A loss on the IO valuation of $1.1 million compared to a gain of $3.9 million for the third quarter of 2009 was driven by the overall increase in rates across all terms of the LIBOR-Swap curve, which drove down the value of the IO.
•	A decrease in servicing income due to interest lost on servicing advances during the period related to the repurchase of certain GNMA defaulted loans during the fourth quarter of 2009.

Fourth Quarter 2009 vs. Fourth Quarter 2008
Non-interest income of $39.6 million was up $14.3 million, or 56.3%, over the fourth quarter of 2008. Significant variances in non-interest income for the quarter ended December 31, 2009 compared to the quarter ended December 31, 2008 were as follows:
•	A net gain on investment securities of $29.1 million resulted from the sale of approximately $0.6 billion of mortgage-backed securities, primarily pass through mortgage backed securities.
•	An OTTI loss totaling $13.5 million was recognized on six of the Company’s non-agency CMOs, with an aggregate amortized cost of $244.3 million as of December 31, 2009. Two of these securities were P.R. non-agency CMO’s with an amortized cost of $9.2 million and a recognized credit loss of approximately $77,000 for the quarter. The additional four securities with OTTI were U.S. non-agency CMOs with an amortized cost of $235.1 million and a recognized credit loss of $13.4 million for the quarter. There was no OTTI charge in the fourth quarter of 2008.
•	A reduction in net gain on trading activities was driven principally by a lower gain on the MSR economic hedge of $23.3 million when compared to 2008. This reduction was due to the unique market circumstances of the 2008 fourth quarter as interest rates declined sharply and was offset by an improvement in the mark-to-market adjustment of the mortgage servicing assets of $26.6 million, principally related to the effect of the fall of interest rates in the 2008 fourth quarter on the prepayment speed assumptions used to value the MSR asset.
Full Year 2009 vs. Full Year 2008
Non-interest income of $87.2 million was up $7.7 million or 9.6% over the previous year. Significant variances in non-interest income for the year ended December 31, 2009 compared to the same period in 2008 were as follow:
•	A net gain on investment securities of $34.9 million resulted from the sale of approximately $2.0 billion of mortgage-backed securities, primarily CMO floaters and pass through mortgage backed securities, and other debt securities.
•	An OTTI loss of $27.6 million was recognized on seven of the Company’s non-agency CMOs, with an aggregate amortized cost of $246.7 million as of December 31, 2009. Three of these securities were Puerto Rico non-agency CMO’s with an amortized cost of $11.6 million and a recognized credit loss of $1.2 million, and the additional four securities with OTTI were U.S. non-agency CMOs with an amortized cost of $235.1 million and a recognized credit loss of $26.4 million.
•	The net loss on trading activities was driven principally by an increase in the loss on the MSR economic hedge of $36.2 million when compared to 2008. This loss was due to a loss of $13.8 million related to the U.S. Treasuries that were serving as an economic hedge on the Company’s capitalized MSR during 2008 and the first four months of 2009. The spreads between mortgage rates and the U.S. Treasury curve compressed as the U.S. Federal Reserve Bank Monetary Policy programs implemented at the end of 2008 to promote mortgage loan originations and reduce mortgage loan interest rates, made the economic hedge ineffective. This loss was partially offset by eliminating the use of U.S. Treasury securities as the economic hedge on the MSRs, adopting the use of forward contracts as the economic hedge, and market based decreases in forecasted prepayment speeds experienced. The loss on the MSR hedge was offset by an improvement in the mark-to-market adjustment of the mortgage servicing assets of $39.5 million principally related to the decrease in mortgage rates triggering higher prepayment speed assumptions and reduced MSR valuations in the 2008 calculation combined with more stable and slower prepayment speed assumptions used in the 2009 calculation consistent with observed trends in benchmark prepayment speeds and recent trends in the Puerto Rico mortgage origination and prepayment experience.
•	A decrease in other income of $5.2 million due to a lower gain on redemption of shares of VISA, Inc. in 2009 of $3.2 million and lower sales of units of a residential housing project which the Company took possession of in 2005 of $1.3 million.
Non-Interest Expense
Doral Financial and Subsidiaries
Non-interest Expense

	Quarters ended			Years ended
(in thousands)	Dec. 2009	Sept. 2009	Dec. 2008	Dec. 2009	Dec. 2008

Compensation and benefits	$15,614	$14,459	$16,885	$68,724	$70,562
Professional services	10,812	7,252	6,296	31,582	24,156
OREO losses and other related expenses	8,868	3,224	1,104	14,542	842
Other	6,997	6,798	29,762	25,620	47,942
FDIC insurance expense	4,689	5,468	1,235	18,238	4,654
Occupancy expenses	4,529	3,788	4,618	15,232	18,341
Communication expenses	4,040	4,208	4,420	16,661	17,672
Depreciation and amortization	3,055	3,086	3,716	12,811	16,013
EDP expenses	2,976	3,968	3,203	13,727	11,146
Taxes, other than payroll and income taxes	2,573	2,567	2,529	10,051	9,880
Advertising	1,955	1,806	1,262	6,633	8,519
Corporate insurance	1,258	1,210	1,048	4,662	4,586
Office expenses	1,204	1,430	1,697	5,303	6,099

	$68,570	$59,264	$77,775	$243,786	$240,412

Fourth Quarter 2009 vs. Third Quarter 2009
Non-interest expense of $68.6 million was up $9.3 million, or 15.7%, over the third quarter of 2009. Significant variances in non-interest expense for the quarter ended December 31, 2009 compared to the quarter ended September 30, 2009 were as follows:
•	An increase of $3.6 million in professional services expenses was driven by amounts advanced to cover legal expenses of the Company’s former officers, the management of legacy portfolios and expenses associated with the preferred stock exchanges.
•	An increase of $5.6 million in OREO losses and other related expenses as a result of appraisal adjustments driven by a devaluation of OREO properties in Puerto Rico during the second half of 2009, higher levels of repossessed units and higher expenses to maintain the properties in saleable condition.

Fourth Quarter 2009 vs. Fourth Quarter 2008
Non-interest expense of $68.6 million was down $9.2 million, or 11.8%, over the fourth quarter of 2008. Significant variances in non-interest expense for the quarter ended December 31, 2009 compared to the quarter ended December 31, 2008 were as follows:
•	A decrease of $1.3 million in compensation and employee benefits was driven by a reduction in workforce during 2009. The number of full time equivalent employees decreased by 252 to 1,154 in 2009 from 1,406 in 2008.
•	An increase of $4.5 million in professional services expenses was driven by amounts advanced to cover legal expenses of the Company’s former officers, the management of legacy portfolios and expenses associated with the preferred stock exchanges.
•	An increase of $3.5 million in the FDIC insurance expense primarily related to the new assessment rates established in 2009.
•	An increase of $7.8 million in OREO losses and other related expenses as a result of significant appraisal adjustments driven by a devaluation of OREO properties in Puerto Rico during the second half of 2009, higher levels of repossessed units and higher expenses to maintain the properties in saleable condition.
•	A decrease in other expenses resulted from a provision of $21.6 million recognized during 2008 related to the account receivable from Lehman Brothers, Inc.
Full Year 2009 vs. Full Year 2008
Non-interest expense of $243.8 million was up $3.4 million, or 1.4%, over the previous year. Significant variances in non-interest expense for the year ended December 31, 2009 compared to the year ended December 31, 2008 were as follow:
•	A decrease of $1.8 million in compensation and employee benefits was driven by a reduction in workforce during 2009, partially offset by one-time severance expenses. The number of full time equivalent employees decreased by 252 to 1,154 in 2009 from 1,406 in 2008.
•	A decrease in advertising expenses of $1.9 million resulted from the cost control measures implemented by the Company since 2008. Also, during 2008 advertising expenses included some additional expenses related to the Company’s refreshed branding program initiated late in 2007.
•	An increase of $7.4 million in professional services expenses was driven by amounts advanced to cover legal expenses of the Company’s former officers, for the management of legacy portfolios and expenses associated with the preferred stock exchanges.
•	An increase of $2.6 million in EDP expenses was primarily related to certain initiatives to optimize and update the Company’s banking and mortgage platforms and to an increase in the Company’s outsourced services.
•	A decrease of $3.1 million in occupancy expenses was partially driven by a decrease in utilities expenses resulting from the Company’s implementation of cost control measures and controls established to reduce energy consumption together with lower fuel costs. Also, this decrease in occupancy expenses was related to a non-recurring impairment charge of $1.4 million made during the third quarter of 2008 on a residential housing project which the Company took possession of in 2005.
•	A decrease of $3.2 million in depreciation expenses related to intangibles, software and building improvements fully depreciated or amortized during 2009.

•	An increase of $13.6 million in the FDIC insurance expense primarily related to (i) $4.2 million of the FDIC special assessment expense during the second quarter of 2009 and (ii) an increase of $7.8 million during the second half of 2009 resulting from a final rule adopted by the FDIC in May 2009, effective June 30, 2009 that caused a significant increase in rates and assessment bases.
•	An increase of $13.7 million in OREO losses and other related expenses as a result of significant appraisal adjustments driven by a devaluation of OREO properties in Puerto Rico during the second half of 2009, higher levels of repossessed units and higher expenses to maintain the properties in saleable condition.
•	A significant decrease in other expenses resulted from a provision of $21.6 million recognized during 2008 related to the account receivable from Lehman Brothers, Inc.
Income Tax Expense
The recognition of income tax benefit of $1.9 million for the quarter ended December 31, 2009 resulted from a current tax expense of $0.9 million and a deferred tax benefit of $2.8 million. The current tax expense was related to the recognition of tax expenses related to certain transactions with the Company’s U.S. affiliates and interest on unrecognized tax benefits. The deferred tax benefit is due to the settlement of certain intercompany transactions with a U.S. affiliate resulting in the realization of a previously recognized deferred tax liability.
The recognition of current income tax benefit of $21.5 million for the year ended December 31, 2009 resulted from a current tax benefit of $11.5 million and a deferred tax benefit of $10.0 million. The current tax benefit was related to the release of unrecognized tax benefits due to the expiration of the statute of limitations on certain tax positions, partially offset by the recognition of tax expense related to intercompany transactions in the federal tax jurisdiction which had not been previously recognized net of current tax expenses. The deferred tax benefit is primarily related to the effect of the Company entering into an agreement with the Puerto Rico Treasury Department during the third quarter of 2009 amending the previous agreement regarding amortization of certain prepaid taxes, net of the amortization of existing DTAs.
Balance Sheet
Doral Financial’s assets totaled $10.2 billion at December 31, 2009, compared to $10.1 billion at December 31, 2008. Total assets at December 31, 2009, when compared to December 31, 2008 were affected by a decrease of $835.8 million in the Company’s investment securities portfolio that resulted from a combination of a sale of $2.0 billion of investment securities during 2009 and purchases primarily of shorter duration mortgage-backed securities as part of interest rate risk management, and partially offset by increases of $189.7 million in net loans, $539.5 million in cash and due from banks, $93.3 million in interest earning assets, $32.9 million in real estate held for sale and $56.9 million in other assets.
Total liabilities were $9.4 billion at December 31, 2009, compared to $9.2 billion at December 31, 2008. Total liabilities as of December 31, 2009 were principally affected by an increase in deposits of $240.2 million, primarily in retail deposits, an increase in securities sold under agreements to repurchase of $237.8 million, partially offset by a decrease in other short term borrowings of $241.6 million. Other short-term borrowings consist of the balance of a line of credit with the FHLB and auction term funds to depository institutions granted by the Federal

Reserve under TAF. There were also decreases in loans payable of $29.7 million due to pay-downs and other liabilities of $61.0 million.
Loan Portfolio
Doral Financial and Subsidiaries
Loan Portfolio including loans held for sale at period-end

(in thousands)	Dec. 2009	Sep. 2009	Dec. 2008

Residential mortgage loans	$3,827,269	$3,709,364	$3,620,250
Construction	451,540	461,502	504,771
Commercial — secured by real estate	738,838	752,416	755,430
Commercial — non-real estate	311,258	176,786	136,241
Land Secured	100,371	103,571	118,774
Consumer	70,580	75,436	90,068
Lease financing receivable	12,702	14,885	20,939
Loans on savings deposits	3,250	3,841	5,240

	5,515,808	5,297,801	5,251,713
Allowance for loan and lease losses	(140,774)	(142,089)	(132,020)

Loans receivable, net	5,375,034	5,155,712	5,119,693
Loans held for sale	320,930	410,190	386,610

Total loan portfolio, net	$5,695,964	$5,565,902	$5,506,303

Doral Financial’s loan portfolio consists primarily of residential mortgage loans and approximately 93% of the total loan portfolio is secured by real estate. The total net loan portfolio increased $189.7 million compared to December 31, 2008, mostly in residential mortgage loans which increased $207.0 million and commercial non-real estate loans which increased $175.0 million related mostly to participation in syndicated loans in the U.S. mainland. These increases were partially offset by decreases in the construction and land portfolios of $53.2 million and $18.4 million, respectively, resulting from the Company discontinuing actively lending in these product lines. Management expects to continue to work down the construction and land portfolios in the future.
Consumer and lease financings also reflected decreases due to the Company’s decision to discontinue actively lending in these product lines.
Capital
Doral Financial’s equity totaled $875.0 million at December 31, 2009, compared to $905.2 million at December 31, 2008.
On March 20, 2009, the Board of Directors of Doral Financial announced that it had suspended the declaration and payment of all dividends on all of Doral Financial’s outstanding series of cumulative and non-cumulative preferred stock. The suspension of dividends was effective and commenced with the dividends for the month of April 2009 for Doral Financial’s three outstanding series of non-cumulative preferred stock, and the dividends for the second quarter of 2009 for Doral Financial’s one outstanding series of cumulative preferred stock.

On May 7, 2009, the Company announced the commencement of an offer to exchange a stated amount of its shares of common stock and a cash payment in exchange for a limited number of its shares of outstanding preferred stock. Each of the series of outstanding preferred stock of Doral Financial were eligible to participate in the exchange offer, subject to all terms and conditions set forth in the Tender Offer Statement that was filed with the SEC on May 7, 2009, as amended. The transaction was settled on June 11, 2009.
As a result of the exchange offer, Doral issued an aggregate of 3,953,892 shares of common stock and paid an aggregate of $5.0 million in cash premium payments and recognized a non-cash credit to retained earnings (with a corresponding charge to additional paid in capital) of $9.4 million that was added to net income available to common shareholders in calculating earnings per share. This exchange resulted in an increase in common equity of $100.6 million and a decrease in preferred stock of $105.6 million, resulting in an increase in book value per common share of $1.63.
On November 20, 2009, the Company filed an amendment to its Registration Statement on Form S-4 (S-4) announcing its offer to exchange a number of properly tendered and accepted shares of its 4.75% Perpetual Cumulative Convertible Preferred Stock (Convertible Preferred Stock) for newly issued shares of its common stock. The offer to exchange expired on December 9, 2009 and was settled on December 14, 2009. Pursuant to the terms of the offer to exchange, the Company issued 4,300,301 shares of common stock in exchange for 208,854 shares of Convertible Preferred Stock. This exchange resulted in an increase in common equity and a corresponding decrease in preferred stock of $52.2 million, as well as a non-cash charge to retained earnings of $18.0 million (with a corresponding credit to additional paid in capital) that was deducted from net income available to common shareholders in calculating earnings per share. This exchange resulted in an increase in book value per common share of $0.84.
The effect of the two preferred stock exchanges in 2009 was to increase common equity by $152.8 million, increase book value per common share by $2.47, decrease preferred equity by $157.8 million and decrease net income available to common shareholders by $8.6 million.
Doral Financial is not subject to regulatory capital requirements, but ratios are prepared as if it were subject to the requirements for comparability purposes.
The Company’s regulatory prescribed capital ratios exceed the published well capitalized standards established in banking regulation. As of December 31, 2009 the Tier 1 Leverage, Tier 1 Risk-based Capital and Total Risk-based Capital ratios were estimated at 8.43%, 13.82% and 15.08%, respectively which represents approximately $350.8 million, $488.0 million and $317.2 million of estimated Tier 1 Leverage, Tier 1 Risk-based Capital and Total Risk-based Capital in excess of the published well-capitalized standards of 5%, 6% and 10%, respectively.

Doral Financial and Subsidiaries
Capital Ratios

	Dec. 2009	Sep. 2009	Dec. 2008

Tier 1 leverage	8.43%	8.46%	7.59%
Tier 1 risk-based capital	13.82%	13.53%	13.80%
Total risk-based capital	15.08%	15.34%	17.07%

Tier 1 common equity *	7.16%	6.45%	6.00%

*	Refer to section on Non-GAAP Financial Measures for further information.
The following table provides a reconciliation of stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP):
Doral Financial and Subsidiaries
Tier 1 Common Equity Reconciliation

(in thousands)	Dec. 2009	Sep. 2009	Dec. 2008

Stockholders’ equity	$875,044	$880,120	$905,171
Plus: net unrealized losses on available for sale securities, net of tax	111,481	103,911	123,217
Less: preferred stock	(415,428)	(467,641)	(573,250)
Less: disallowed intangible assets	(17,155)	(17,077)	(17,113)
Less: disallowed deferred tax assets	(106,943)	(104,259)	(87,498)

Total Tier 1 common equity	$446,999	$395,054	$350,527

The $96.5 million increase in Tier 1 common equity from December 2008 to December 2009, resulted from the preferred to common stock conversions described previously, offset in part by the 2009 net loss from operations.
Non-GAAP Financial Measures
This earnings press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables of this earnings release.
Tier 1 common equity to risk-weighted assets ratio
Tier 1 common equity is a non-GAAP measure. Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing Doral’s capital position. This ratio is calculated by dividing Tier 1 capital less non-common equity items by risk weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements.

The Federal Reserve began supplementing its assessment of the capital adequacy of bank holding companies based on a variation of Tier 1 capital known as Tier 1 common equity in connection with the Supervisory Capital Assessment Program. Tier 1 common equity is considered to be a non-GAAP financial measure since it is not formally defined by GAAP and, unlike Tier 1 capital, is not a federal banking regulatory requirement.

FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, Doral Financial Corporation (the “Company” or “Doral Financial” or “Doral”) may make forward-looking statements in its other press releases, its other filings with the Securities and Exchange Commission (“SEC”) or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.
These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and are generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “may” or similar expressions.
Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.
Forward-looking statements are, by their nature, subject to risks and uncertainties. Risk factors and uncertainties that could cause the Company’s actual results to differ materially from those described in forward-looking statements can be found in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and its Annual Report on Form 10-K for the year ended December 31, 2008, each of which is available in the Company’s website at www.doralfinancial.com.

Institutional Background (include website)
Doral Financial Corporation (“Doral,” “Doral Financial” or the “Company”) is a bank holding company engaged in banking (including thrift operations), mortgage banking and insurance agency activities through its wholly-owned subsidiaries Doral Bank (“Doral Bank PR”), Doral Bank, FSB (“Doral Bank NY”), Doral Insurance Agency, Inc. (“Doral Insurance Agency”), and Doral Properties, Inc. (“Doral Properties”). Doral Bank PR in turn operates three wholly-owned subsidiaries Doral Mortgage LLC (“Doral Mortgage”), Doral Money, Inc. (“Doral Money”), engaged in commercial lending in the New York metropolitan area, and CB, LLC, an entity formed to dispose of a real estate project of which Doral Bank PR took possession during 2005.
Doral Financial Corporation’s common shares trade on the New York Stock Exchange under the symbol DRL. Additional information about Doral Financial Corporation may be found on the Company’s website at www.doralfinancial.com.
For more information contact:
Investor Relations:
Christopher Poulton, EVP
christopher.poulton@doralfinancial.com
212-329-3794
787-474-6725
Media:
Lucienne Gigante
VP Public Relations
Lucienne.Gigante@doralbank.com
787-474-6298

Doral Financial and Subsidiaries
Consolidated Statements of Financial Condition (Unaudited)

(in thousands)	Dec. 2009	Sep. 2009	Dec. 2008

Assets
Cash and due from banks	$725,277	$220,690	$185,817
Interest-earning assets	95,000	—	1,700
Investment securities:
Trading securities, at fair value	47,726	50,170	251,877
Available for sale securities, at fair value	2,789,177	3,374,305	3,429,151
Federal Home Loan Bank of NY (FHLB) stock, at cost	126,285	126,285	117,938

Total investment securities	2,963,188	3,550,760	3,798,966

Loans held for sale, at lower of cost or market	320,930	410,190	386,610
Loans held for investment	5,515,808	5,297,801	5,251,713
Allowance for loan and lease losses	(140,774)	(142,089)	(132,020)

Total loans, net of allowance for loan and lease losses	5,695,964	5,565,902	5,506,303

Accounts Receivable	60,478	57,441	55,197
Mortgage-servicing advances	19,592	22,222	18,309
Accrued interest receivable	41,866	42,100	42,934
Servicing assets, net	118,493	116,958	114,396
Premises and equipment, net	101,437	102,870	104,733
Real estate held for sale, net	94,219	93,145	61,340
Deferred tax asset	131,201	126,386	120,827
Other assets	185,237	125,202	128,345

Total Assets	$10,231,952	$10,023,676	$10,138,867

Liabilities
Deposits:
Non-interest-bearing deposits	$353,516	$227,055	$235,983
Interest-bearing deposits	4,289,505	3,988,259	4,166,789

Total deposits	4,643,021	4,215,314	4,402,772

Securities sold under agreements to repurchase	2,145,262	2,100,262	1,907,447
Advances from FHLB	1,606,920	1,606,920	1,623,400
Other short-term borrowings	110,000	265,000	351,600
Loans payable	337,036	345,464	366,776
Notes payable	270,838	272,619	276,868
Accrued expenses and other liabilities	243,831	337,977	304,833

Total liabilities	9,356,908	9,143,556	9,233,696

Stockholders’ equity
Preferred stock	415,428	467,641	573,250
Common stock	621	578	538
Additional paid-in capital	1,010,661	940,475	849,172
Legal surplus	23,596	23,596	23,596
Accumulated deficit	(463,781)	(448,259)	(418,168)
Accumulated other comprehensive loss, net of tax	(111,481)	(103,911)	(123,217)

Total stockholders’ equity	875,044	880,120	905,171

Total liabilities and stockholders’ equity	$10,231,952	$10,023,676	$10,138,867

Doral Financial and Subsidiaries
Consolidated Statements of Income (Loss) (Unaudited)

	Quarters ended			Year ended
(in thousands except for per share data)	Dec. 2009	Sept. 2009	Dec. 2008	Dec. 2009	Dec. 2008

Interest Income
Loans	$79,898	$78,653	$84,284	$321,384	$342,631
Mortgage-backed securities	29,369	30,026	34,566	114,032	111,940
Interest-only strips (“IOs”)	1,592	1,347	1,757	6,142	7,162
Investment securities	982	1,580	6,201	10,234	47,602
Other interest-earning assets	1,949	1,797	1,296	6,473	15,339

Total interest income	113,790	113,403	128,104	458,265	524,674

Interest Expense
Deposits	27,439	28,615	40,617	125,133	156,730
Securities sold under agreements to repurchase	18,229	17,770	18,026	70,712	80,527
Advances from FHLB	15,168	15,778	16,902	62,948	69,643
Other short-term borrowings	143	227	233	1,212	233
Loans payable	1,808	2,226	4,525	9,881	18,865
Notes payable	5,145	5,178	5,259	20,752	21,195

Total interest expense	67,932	69,794	85,562	290,638	347,193

Net interest income	45,858	43,609	42,542	167,627	177,481

Provision for loan and lease losses	15,026	4,879	26,178	53,663	48,856

Net interest income after provision for loan and lease losses	30,832	38,730	16,364	113,964	128,625

Non-Interest Income
Other-than-temporary impairment losses	(13,472)	(7,310)	—	(27,577)	(920)
Gain (loss) on investment securities	29,095	1,024	—	34,916	(3,979)
Gain (loss) from trading activities	3,277	6,472	28,331	(3,375)	29,981
Gain from mortgage loans sales and fees	2,092	2,637	2,968	9,746	13,112
Servicing income (net of mark-to-market adjustment)	6,202	11,950	(18,048)	29,337	(7,700)
Commissions, fees, and other income	12,405	12,115	12,083	44,154	49,035

Total non-interest income	39,599	26,888	25,334	87,201	79,529

Non-Interest Expense
Compensation and benefits	15,614	14,459	16,885	68,724	70,562
Taxes, other than payroll and income taxes	2,573	2,567	2,529	10,051	9,880
Advertising	1,955	1,806	1,262	6,633	8,519
Professional services	10,812	7,252	6,296	31,582	24,156
Communications expenses	4,040	4,208	4,420	16,661	17,672
EDP expenses	2,976	3,968	3,203	13,727	11,146
Occupancy expenses	4,529	3,788	4,618	15,232	18,341
Office expenses	1,204	1,430	1,697	5,303	6,099
Depreciation and amortization	3,055	3,086	3,716	12,811	16,013
FDIC insurance expense	4,689	5,468	1,235	18,238	4,654
Other expense	17,123	11,232	31,914	44,824	53,370

Total non-interest expense	68,570	59,264	77,775	243,786	240,412

Income (loss) before income taxes	1,861	6,354	(36,077)	(42,621)	(32,258)
Income tax (benefit) expense	(1,860)	(6,855)	279,770	(21,477)	286,001

Net Income (Loss)	$3,721	$13,209	$(315,847)	$(21,144)	$(318,259)

Net (Loss) Income Available to Common Stockholders	$(16,865)	$10,000	$(324,172)	$(45,613)	$(351,558)

Basic and Diluted (Loss) Earning Per Common Share	$(0.29)	$0.17	$(6.02)	$(0.81)	$(6.53)